Exhibit 10.2A

Google Ireland Limited

Gordon House

Barrow Street, Dublin 4

Ireland

January 4, 2012

Dear Sirs,

Transfer of contract

We refer to the contract between you and us for Google Search and Advertising Services Agreement and Order Form with effective date 1 October 2010, together with the amendment number one with effective date December 1, 2011 (Contract).

We have transferred our business through a legal merger to AVG Netherlands B.V., which merger has been taken effect as of December 23, 2011. As part of the business transfer, we wish to transfer all our rights, obligations and liabilities under the Contract to AVG Netherlands B.V. on the terms set out below.

AVG Netherlands B.V. is a company registered in the Netherlands (registered number at trade register of Chamber of Commerce, 52839761) and its registered office is at Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands. AVG Netherlands B.V. is a 100% (indirect) subsidiary of AVG Technologies N.V. and is part of the AVG group of Companies. It has been incorporated on May 31, 2011.

In consideration of each party to the Contract granting the releases and undertaking the obligations set out in this Transfer of Contract and in consideration of each party to the Contract paying to AVG Netherlands B.V. the sum of £1 (receipt of which is hereby acknowledged) each party agrees that with effect from December 23, 2011 (Effective Date):

•	We transfer all our rights and obligations under the Contract to AVG Netherlands B.V.

•	AVG Netherlands B.V. will perform the Contract and be bound by its terms in every way as if it were the original party to it in place of us.

•	You will perform the Contract and be bound by its terms in every way as if AVG Netherlands B.V. were the original party to it in place of us.

•	Each of us releases the other from all its future obligations under the Contract.

•

Each of us releases and discharges us from all claims and demands arising under or in connection with the Contract including without limitation claims for negligence and fraud, in each case whether known or unknown to you, except that nothing in this agreement shall affect or prejudice any claim or demand that either of us may have against the other that relates to matters arising before the Effective Date.

AND

•

AVG Netherlands B.V. agrees to indemnify us against any losses, damages or costs we suffer or incur under or in connection with the Contract as a result of its failure to perform or satisfy its assumed obligations under the Contract.

AND

•

We agree to indemnify AVG Netherlands B.V. against any losses, damages or costs it suffers or incurs under or in connection with the Contract as a result of our failure to perform or satisfy our obligations under the Contract before the Effective Date.

•	The Contract will in all other respects continue on its existing terms.

From the Effective Date, you should deal solely with AVG Netherlands B.V. in respect of the Contract; all invoices and correspondence relating to the Contract should be sent to AVG Netherlands B.V. at the address set out above.

If you have any questions concerning the proposed transfer, please contact us at legalnotice@avg.com.

This letter and any dispute or claim arising out of or in connection with it (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts.

Please sign and return the enclosed copy of this letter to acknowledge your agreement to the transfer of the Contract.

Yours faithfully,

/s/ Rob Blasman
for and on behalf of AVG Technologies CY Limited

We agree to the transfer of the Contract to AVG Netherlands B.V. with effect from the Effective Date on the terms set out above.

Signed	/s/ Rob Blasman
for and on behalf of AVG Netherlands B.V.

Date

Signed	/s/ Graham Law
Graham Law, Director
for and on behalf of Google Ireland Limited

Date	17/01/2012

2